October 2014 Pricing Sheet dated October 15, 2014 relating to Preliminary Terms No. 222 dated October 14, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on the Value of the EURO STOXX 50® Index due October 20, 2016
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS — October 15, 2014
Issuer:		JPMorgan Chase & Co.
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$14,000,000
Payment at maturity:		If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The index closing value of the underlying index on the pricing date, which was 2,892.55
Final index value:		The index closing value of the underlying index on the valuation date
Leverage factor:		200%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$15.15 (151.50% of the stated principal amount) per PLUS
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		October 15, 2014
Original issue date (settlement date):		October 20, 2014
Valuation date:
October 17, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III

Maturity date:
October 20, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III

CUSIP / ISIN:		48127H380 / US48127H3802
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.10(2)	$9.875
$0.025(3)
Total	$14,000,000.00	$175,000.00	$13,825,000.00
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.10 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.025 for each $10 stated principal amount PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.798 per $10 stated principal amount PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. MS 1-III, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the PLUS” in the accompanying preliminary terms.

Preliminary terms no. 222 dated October 14, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214007714/e61002fwp.htm
Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf
Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.